Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on annual financial statements of Zero Labs Automotive, Inc, for the year ended December 31, 2022 and December 31, 2021 of our report dated April 14, 2023 included in Zero Labs Automotive, Inc’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated February 1, 2024.

Los Angeles, California

February 1, 2024